Exhibit 3(b)
Purported Amendments to the Amended and Restated Bylaws of CBS Corporation
Article IX, Section 1 of the Bylaws is deleted in its entirety and replaced with the following:

"Dividends upon the capital stock of the Corporation, subject to the provisions of the Amended and Restated Certificate of Incorporation, if any, may be declared by the board of directors, pursuant to law, only upon approval and declaration by the vote of directors specified below and compliance with the following procedures and notice requirements: First, the directors, at any regular or special meeting, by the affirmative vote of at least 90% of directors then in office, shall adopt a resolution recommending the dividend (specifying the form and amount of the proposed dividend payable to holders of each class or series of stock); second, if such resolution recommending the proposed dividend is approved by the required vote, the dividend may be approved and declared by the directors at a second meeting (and not before such second meeting), held, on notice to all directors stating the purpose thereof, not earlier than 20 business days after the meeting at which the resolution recommending the dividend was passed, by the affirmative vote of at least 90% of directors then in office; provided, however, that a dividend may be declared without the need for such a second meeting if and only if such dividend is approved and declared by the affirmative vote of all the directors then in office at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of any statute, the Amended and Restated Certificate of Incorporation and these bylaws (including, without limitations, the foregoing procedures)."

Article X of the Bylaws is deleted in its entirety and replaced with the following:

"In furtherance of and not in limitation of the powers conferred by statute, the board of directors of the Corporation from time to time may adopt, amend, alter, change or repeal the bylaws of the Corporation (a "bylaw amendment") only upon approval by the vote of directors specified below and compliance with the following procedures and notice requirements: First, the directors, at any regular or special meeting, by the affirmative vote of at least 90% of directors then in office, shall adopt a resolution recommending such bylaw amendment (including the specific wording of the proposed bylaw amendment); second, if such resolution recommending the proposed bylaw amendment is approved by the required vote, the bylaw amendment may be approved by the directors at a second meeting (and not before such second meeting), held, on notice to all directors stating the purpose thereof, not earlier than 20 business days after the meeting at which the resolution recommending the bylaw amendment was passed, by the affirmative vote of at least 90% of directors then in office; provided, however, that a bylaw amendment may be approved by the directors without the need for such a second meeting if and only if such bylaw amendment is approved by the affirmative vote of all the directors then in office at any regular or special meeting; provided further, that any bylaws adopted, amended, altered, changed or repealed by the board of directors or the stockholders of the Corporation may be amended, altered, changed or repealed by the stockholders of the Corporation. Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation of the Corporation or these bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, the Amended and Restated Certificate of Incorporation or these bylaws), the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, repeal or adopt any bylaws of the Corporation."

Article VIII of the Bylaws is deleted in its entirety and replaced with the following:

"The Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the Delaware General Corporation Law, the Corporation's Amended and Restated Certificate of Incorporation, or these bylaws (as each may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of any provision or provisions of the Corporation's Amended and Restated Certificate of Incorporation or these bylaws (as each may be amended from time to time), or any amendment thereto or modification thereof, (v) any action or proceeding asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, or (vi) any action or proceeding to determine the result of any vote or action by written consent of stockholders.  The board of directors may consent in writing to the selection of an alternative forum; provided, however, that any such consent shall require the affirmative vote of all the directors then in office."